Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Neogames S.à r.l.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form F-1, of our report dated October 27, 2020, relating to the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 of Neogames S.à r.l., and our report dated October 27, 2020, relating to the financial statements as of December 31, 2019 and 2018 for the years then ended, of NeoPollard Interactive LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft

Ziv Haft

Certified Public Accountants (Isr.)

BDO Member Firm

October 27, 2020

Tel Aviv, Israel